Exhibit 10.1

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (together with all appendices, attachments and exhibits (the “Agreement”) is made on June 8, 2015 (the “Effective Date”) by and between AKEBIA THERAPEUTICS, INC., a Delaware corporation with an office at 245 First Street, Suite 1100, Cambridge, MA 02142 (“Sponsor”) and QUINTILES, INC., a North Carolina corporation with an office at 4820 Emperor Boulevard, Durham NC 27703 (“Service Provider”).

1.

Agreement Structure.  Service Provider shall assist Sponsor in the conduct of its clinical studies and provide the services set forth in the Work Order(s), defined below and attached hereto (“Services”).  This Agreement contains general terms and conditions under which Sponsor will engage Service Provider and under which Service Provider will provide the Services. It is the intention of the parties to work in a collaborative fashion with the goal of enabling early engagement of Service Provider through project forecasting (which may occur prior to protocol finalization), joint planning and early resourcing.  Before any Services are provided, Sponsor and Service Provider must complete and execute a description of the work to be performed by Service Provider, in a form mutually agreed by the parties (a “Work Order”).  Any Affiliate (as defined in Section 2.4(a) hereof) of Service Provider may enter into a Work Order under this Agreement.  Neither Sponsor nor Service Provider is obligated to execute any Work Order.  A Work Order may not change any term in this Agreement except as otherwise agreed by the parties.

2.	About Services.
2.1	Provision of Services.
(a)

Service Provider agrees to use commercially reasonable efforts to provide all Services identified in this Agreement (i) within the time period specified in the relevant Work Order and (ii) in accordance with the highest prevailing industry standards and practices for the performance of similar services.

(b)

Service Provider will be responsible for tasks described in a responsibilities matrix set forth in the relevant Work Order.  For Services involving a transfer of Sponsor’s regulatory obligations to Service Provider, Service Provider will be responsible for those obligations set forth in a separate Transfer of Regulatory Obligations Form.  Any transfer of regulatory obligations will be construed as a transfer of obligations in accordance with 21 CFR 312.52 (Transfer of Obligations to Contract Research Organization) and Service Provider shall comply with all reporting obligations set forth therein.

(c)

Service Provider will designate a “Project Leader” who will be the point of contact for Sponsor regarding Services provided, as well as contacts for administrative and payment matters for those Services.  Sponsor will designate a “Sponsor Representative” who will be the point of contact for the Project Leader.

(d)

Sponsor will establish a senior oversight committee to oversee the conduct of its clinical trials which will include senior representatives of Service Provider and Sponsor (“Governance Committee”).  The Governance Committee will meet on a regular basis as determined by the Governance Committee members.

2.2

Change Notification.  If either party identifies a need to modify a Work Order, such party will notify the other party in writing as soon as reasonably possible by providing written notification substantially in the form set forth in Appendix A (Sample Change Notification) attached hereto that (a) references this Agreement and the underlying Work Order by number and date, and (b) contains a description of the required modifications and their effect on the scope, fees and timelines set forth in the underlying Work Order (the “Change Notification”).  The party receiving the Change Notification shall respond within [****] days.  No Change Notification will be effective unless and until it has been signed by an authorized representative of each party.  Service Provider will continue to work under the existing Work Order until such Change Notification is executed.  The Change Notification process set forth in this Section 2.2 may only be used if the change requested results in an increase of fees of [****].  For changes which result in a transfer of regulatory obligations between the parties or increase the fees by [****], the parties shall utilize the Change Order process set forth in Section 2.3 hereof.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

2.3

Change Order.  On a quarterly basis, the parties will agree upon and execute a document substantially in the form set forth in Appendix B (Sample Change Order) attached hereto that incorporates and references all Change Notifications from the previous quarter, as well as any other modifications to the existing Work Orders agreed upon by the parties (the “Change Order”).  For [****] Work Orders, Change Orders shall only be used for the reasons described in the Work Order.   For Work Order modifications which result in a transfer of regulatory obligations between the parties or which result in an increase of fees greater than [****], the parties shall proceed directly to a Change Order and may not use a Change Notification for approval of such modifications.  Neither Sponsor nor Service Provider is obligated to execute any Change Order.  No Change Order will be effective unless and until it has been signed by an authorized representative of each party.

2.4	Subcontracting and Third Parties.
(a)

Affiliates.  With Sponsor’s prior written consent, Service Provider may subcontract the performance of specific obligations of Service Provider under a Work Order to an Affiliate (as defined below in this Section) or to a qualified non-Affiliate third party including, but not limited to, consultants and third parties (including all infrastructure vendors); provided, that (A) such Affiliate or third party performs those Services in a manner consistent with the terms and conditions of this Agreement; (B) Service Provider remains liable for the performance of such Affiliate or third party; and (C) such Affiliate or third party is qualified per Service Provider’s standard operating procedures (“SOPs”) and their performance is overseen by Service Provider.  “Affiliate” means, with respect to either Sponsor or Service Provider, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Sponsor or Service Provider, as applicable.  As used in this Section, “control” means (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction); and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

(b)

Third Parties.  If the applicable Work Order provides that Service Provider will enter into agreements with investigators or any other third parties including, but not limited to: Data Monitoring Committees/Data Safety Monitoring Boards, Clinical Events Committees/ Endpoint Adjudication Committees, independent laboratories, advisory boards, carriers or delivery services, or to arrange on a pass-through basis for third parties to provide services other than those provided by Service Provider, such as clinical supplies, packaging, preclinical research and pharmaceutical sciences (collectively, “Third Parties”), such Third Parties shall be independent contractors and shall not be considered the employees or agents of Service Provider or Sponsor.  The scope and budget for such services to be provided by Third Parties shall be reviewed and approved by Sponsor prior to commencement of such services.  If such Third Parties request indemnification for loss or damage, then Sponsor shall negotiate any such indemnification directly with such Third Party.

(c)

Agreements with Clinical Trial Sites.  Unless otherwise requested by Sponsor or set forth in the applicable Work Order, Sponsor will enter into agreements with investigators and/or clinical trial sites (collectively, “Sites”) and lead negotiations of Clinical Trial Agreements (“CTAs”). Such negotiations will not include negotiations of the budget for such CTA; the applicable Work Order will designate the responsible party for such budget negotiations.  Upon Sponsor’s request and in accordance with the applicable Work Order, Service Provider will either (i) support Sponsor in such negotiations as mutually agreed by the parties; (ii) lead such negotiations in certain geographic regions designated by Sponsor and use its own CTA forms on behalf of Sponsor including, without limitation, global, local, industry-specific and site-specific CTA forms; or (iii) perform such Services as otherwise agreed by Service Provider and Sponsor.  Service Provider’s responsibilities with respect to Sites shall be limited to those responsibilities specifically set forth in this Agreement or the applicable Work Order.  All investigators in Sponsor’s studies shall exercise their own independent medical judgment and shall not be considered employees, agents or subcontractors of Service Provider.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

2.5

Regulatory Contacts.  Sponsor will be solely responsible for all contacts and communications with any regulatory authorities with respect to matters relating to the Services or a related study. Unless required by applicable law or regulatory authorities, Service Provider will have no contact or communication with any regulatory authority regarding Services without the prior written consent of Sponsor, which consent will not be unreasonably withheld.  Service Provider will notify Sponsor promptly, and in no event later than [****], after Service Provider receives any contact or communication from any regulatory authority relating in any way to Services and will provide Sponsor with copies of any such communication within [****] after Service Provider’s receipt of such communication.  Unless prohibited by applicable law, Service Provider will consult with Sponsor regarding the response to any inquiry or observation from any regulatory authority relating in any way to Sponsor, the Services, or a related study and will allow Sponsor at its discretion to control and/or participate in any further contacts or communications relating to Services or a related study.  Service Provider will comply with all reasonable requests and comments by Sponsor with respect to all contacts and communications with any regulatory authority relating in any way to Sponsor, the Services, or a related study. Sponsor shall notify Service Provider promptly of any FDA or other governmental or regulatory inspection or inquiry concerning the Services or a related study. Sponsor shall reimburse Service Provider for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services instigated by a governmental authority, unless and to the extent such inspection, audit or investigation finds that Service Provider breached this Agreement or any applicable law or regulation.

2.6

Local Representative.  If Sponsor desires to conduct a study in one or more countries that require a local sponsor or representative (the “Local Representative”): (a) to indemnify Sites for harm caused by the study drug, or (b) otherwise assume primary responsibility for the study drug, its importation, or the study in general, including, without limitation, any procedures required by the protocol, Sponsor may request that Service Provider serve as Local Representative in such countries. If Service Provider agrees that one or more of its Affiliates will act as Local Representative for Sponsor for a particular study, the parties will negotiate and enter into a separate agreement specifying the terms of such Affiliate(s) serving as Sponsor’s Local Representative.  All such agreements will be reviewed and approved by the parties.

2.7

Legal Representative in European Union. If neither Sponsor nor its Affiliates are located in the European Union (“EU”) and Services will be performed in the EU, Sponsor may request that Service Provider serve as its legal representative in the EU, and, if Service Provider agrees, the parties will negotiate and enter into a separate agreement specifying the terms of such legal representation.

2.8

Audits.  With reasonable notice by Sponsor to Service Provider and during normal business hours, Service Provider will allow Sponsor’s employees and representatives (provided such representatives are not direct competitors of Service Provider, and subject to appropriate confidentiality restrictions) and representatives of regulatory authorities to review Service Provider’s SOPs and records related to the Services, including financial records, to determine if the Services are being provided in accordance with the Agreement and to inspect the facilities used to render the Services.  Such audits shall not exceed [****] days in length and shall not occur more than [****] in a [****]period. If Service Provider maintains that an auditor proposed by Sponsor is a “direct competitor” of Service Provider, the parties will use commercially reasonable efforts to resolve Service Provider’s concern and may escalate such issues to the Governance Committee if necessary.  In addition, the Project Leader and Sponsor Representative and their designees will participate in meetings to review performance of the Services and to coordinate Services as necessary.  The Sponsor Representative, or his or her designee, will also have access at reasonable times to observe the Services in progress or review any and all Records (as defined in Section 5.4 hereof).

2.9	Key Service Provider Personnel. Matters relating to team stability will be addressed in each applicable Work Order.
3.	Representations and Warranties of Service Provider. Service Provider represents and warrants as follows:
3.1	Organization of Service Provider. Service Provider is and will remain a corporation or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
3.2

Enforceability of this Agreement.  The execution and delivery of this Agreement by Service Provider has been authorized by all requisite corporate or company action.  This Agreement is and will remain a valid and binding obligation of Service Provider, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

3.3

Absence of Other Contractual Restrictions.  Service Provider is under no contractual or other obligation or restriction that is inconsistent with Service Provider’s execution or performance of this Agreement.  Service Provider will not enter into any agreement, either written or oral, that would conflict with Service Provider’s responsibilities under this Agreement.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

3.4

Qualifications of Service Provider Personnel.  Service Provider has engaged, will engage and will cause its Affiliates involved in rendering Services to engage, a sufficient number of employees and permitted subcontractors including consultants (collectively, “Service Provider Personnel”) with the proper skill, training and experience to provide the Services agreed upon in the relevant Work Order.  Before providing Services, all Service Provider Personnel must be subject to binding written agreements with Service Provider under which they (a) have confidentiality obligations with regard to Sponsor’s Confidential Information (as defined in Section 6 below) that are consistent with the terms of this Agreement; and (b) assign and effectively vest in Service Provider any and all rights that such Service Provider Personnel might have in the results of their work without any obligation of Sponsor to pay any royalties or other consideration to such Service Provider Personnel.

3.5

Compliance. Service Provider will perform all Services with requisite care, skill and diligence, in accordance with all applicable laws, rules, regulations, orders and industry standards.  Services will be rendered in accordance with applicable Good Laboratory Practices (GLP), Good Clinical Practices (GCP) and/or Good Manufacturing Practices (GMP), as applicable.  In addition, Service Provider will comply with all Sponsor policies and procedures that have been communicated to Service Provider regarding access to, and permitted conduct at, Sponsor’s or its Affiliates’ premises.

3.6	Conflicts with Rights of Third Parties. The conduct and provision of Services will not violate any patent, trade secret or other proprietary or intellectual property right of any third party.
3.7

Absence of Debarment. Service Provider, its Affiliates, Service Provider Personnel and each of their respective officers and directors, as applicable: (a) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with Services any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)); (c) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (d) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action.  Service Provider will notify Sponsor immediately if Service Provider, its Affiliates, any Service Provider Personnel, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Service Provider’s knowledge, is threatened.

3.8

Anti-Bribery. Each party will not, and will ensure that each of its Affiliates and each of their respective employees, directors, officers, subcontractors and agents will not, (a) offer, promise or give an advantage to another person, or (b) request, agree to receive or accept a financial or other advantage in violation of any anticorruption laws, rules, regulations and decrees applicable to the respective party, including the United States Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act 2010 and any implementing legislation under the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions (collectively, “Legislation”).  It is each party’s responsibility to be familiar with, and comply with, the provisions of the applicable Legislation. From time to time, at the reasonable request of the other party, each party will confirm in writing that it has complied with its undertaking above and will provide any information reasonably requested by the other party in support of such compliance.

4.	Compensation.
4.1	Fees, Invoices, and Reconciliation Reports.
(a)

Payment of Fees, Invoices. Sponsor will pay Service Provider the fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each Work Order which will include an up-front payment in the applicable Work Order upon execution of the Agreement.  Service Provider will send monthly invoices, containing a level of detail as requested by Sponsor and agreed to by Service Provider, to Sponsor for Services and pass-through expenses (including reasonable and customary documentation thereof as agreed by the parties).  In addition, Service Provider will endeavor to invoice Sponsor for (i) each milestone payment within [****] days after the end of the month in which such milestone was achieved, (ii) all Services within [****] days after the end of the month in which such Services are performed or, if later, the date of execution of an applicable Change Order that includes such Services, (iii) pass-through expenses originating from third party vendors (excluding Sites) within [****] days after such third party pass-through expenses are incurred, (iv) pass-through expenses originating from Service Provider Personnel within [****] days after the end of the month in which such pass-through expenses are incurred (i.e. CRA travel and lodging), and (v) the final invoice for each Work Order within [****] days after the end of the month in which Service Provider completes Services under a Work Order (collectively, “Invoice Due Dates”).  For pass-through expenses originating from Sites, Service Provider will use commercially reasonable best efforts to invoice Sponsor within [****] days after such pass-through expenses are incurred.  The invoice will be provided in a mutually agreed upon format set forth in the applicable Work Order.  Sponsor will pay each undisputed invoice within [****] days of Sponsor’s receipt of such invoice.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

(b)

Reconciliation Reports. Service Provider will provide Sponsor with a reconciliation report for Sponsor’s forecasting purposes detailing all outstanding unbilled costs, including, without limitation, pass-through expenses, at the end of each month in a form mutually agreed upon by the parties (the “Reconciliation Report”).  The form of the Reconciliation Report shall be consistent with the bid grid for the applicable Work Order and attached thereto.

4.2

Disputed Invoices and Late Payments. For any disputed invoices or the disputed portion of an invoice, Sponsor will use reasonable efforts to provide Service Provider the reason for such dispute [****] days of the receipt of such invoice. Upon request, Service Provider will provide reasonable back-up documentation in support of the disputed invoice or disputed portion thereto.  The parties will use commercially reasonable efforts through the Governance Committee to resolve such dispute and in accordance with Section 9.10.  Service Provider reserves the right to impose, and Sponsor agrees to pay if imposed by Service Provider, interest from the due date of the invoice in an amount equal to [****] per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder which are outstanding [****] or more days from the due date of the invoice.

4.3

Payment to Service Provider Personnel. If compensation to Service Provider Personnel under a Work Order is rate-based, Service Provider shall provide a rate schedule describing the various categories of Service Provider Personnel available to perform the Services hereunder and the applicable rates for each such category as well as any available fixed fee project-based Services offered by Service Provider.  Service Provider’s standard labor rates are subject to change on January 1 of each calendar year (the “Yearly Rates”).  The Yearly Rates will be effective for all Work Orders and associated Change Orders under this Agreement executed on or after January 1 of the particular calendar year.  For projects that span multiple years, Service Provider shall utilize the then-current Yearly Rates in effect at the time the Work Order is executed to determine the budget associated with the Work Order, such budget to be inclusive of inflation to account for activities that occur beyond the first calendar year of a study. Furthermore, Service Provider shall not [****] for [****] to perform Services for the Sponsor [****] during the term of the applicable Work Order.

4.4

Taxes. It shall be Service Provider’s sole obligation to report all compensation received by Service Provider hereunder for Services as may be required by applicable law or regulation. Sponsor shall pay all sales and use taxes, including all applicable goods and services tax, value added tax, local taxes, applicable duties, electronic delivery taxes, excise taxes, levies and import fees (collectively, “Taxes”) that are imposed by legislation in connection with the provision of Services and that are not recoverable by Service Provider.  All fees set forth in a Work Order are exclusive of Taxes.  Where Taxes are paid by Service Provider, Service Provider will provide an invoice showing the Taxes included.  Where any Taxes are paid directly to a tax authority or government by Sponsor, Sponsor shall not deduct this amount from any amount due to Service Provider.

4.5

Payments to Sites. If Service Provider will be paying Sites on behalf of Sponsor: (a) Service Provider will only pay Sites from advance payments received from Sponsor, specifically designated for this purpose, and identified in the applicable Work Order budget (“Pre-payments”), (b) Service Provider will not be responsible for delays in a study to the extent that such delays are caused by Sponsor’s failure to make such Pre-payment, and (c) such Pre-payments to Sites will be independent from payments to Service Provider for its Services.  When Sponsor must publicly report to certain government or regulatory authorities information regarding payments or transfers of value made to certain healthcare professionals by or on behalf of Sponsor to comply with applicable law, Service Provider will prepare and submit financial reports to Sponsor on a quarterly basis in a mutually agreeable format.

4.6

Currency. The currency to be used for invoice and payment shall be United States dollars (“USD”) (the “Contracted Currency”).  The budget or table attached to the applicable Work Order must set out the budgeted costs in all relevant currencies associated with a given Work Order, including the Contracted Currency. If the conversion rate between the local currencies and the Contracted Currency has fluctuated [****] since the budget was prepared, Service Provider will calculate a foreign currency exchange adjustment.  The foreign currency adjustment will be calculated and recorded [****] by comparing the foreign currency exchange rate stated in the budget or table attached to the Work Order to the Oanda (www.Oanda.com) average rate over the preceding [****].  Any resulting decrease in costs will be credited and any resulting increase in costs will be invoiced in February of each year. If Service Provider incurs pass-through costs in a currency other than the Contracted Currency, then Sponsor shall reimburse Service Provider for Service Provider’s actual costs in the Contracted Currency based on the Oanda foreign currency exchange rate (www.Oanda.com) for the applicable currencies on the last business day of the month immediately preceding the month in which such pass-through costs are submitted.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

5.	Proprietary Rights.
5.1

Materials. All documentation, information, and biological, chemical or other materials controlled by Sponsor and furnished to Service Provider by or on behalf of Sponsor including, without limitation, study drug (collectively, with all associated intellectual property rights, the “Materials”) will remain the exclusive property of Sponsor.  Service Provider will use Materials only as necessary to perform Services.  Service Provider will not analyze Materials except as necessary to perform Services and will not transfer or make the Materials available to third parties without the prior written consent of Sponsor.

5.2	Deliverables.
(a)

Ownership.  Sponsor will own all rights throughout the world to all inventions, discoveries, improvements, ideas, processes, formulations, products, computer programs, works of authorship, databases, trade secrets, know-how, information, data, documentation, reports, research, creations and all other products and/or materials arising from or made in the performance of Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, with all associated intellectual property rights, the “Deliverables”).  Service Provider will assign and does assign to Sponsor all right, title and interest in and to all Deliverables and will promptly disclose to Sponsor all Deliverables.  For purposes of the copyright laws of the United States, Deliverables constitute “works made for hire,” except to the extent such Deliverables cannot by law be “works made for hire.”

(b)

Cooperation.  During and after the term of the Agreement, Service Provider will, and will cause its Affiliates and Service Provider Personnel to, (i) cooperate fully in obtaining patent and other proprietary protection for any patentable or protectable Deliverables, all in the name of Sponsor and at Sponsor’s cost and expense; and (ii) execute and deliver all requested applications, assignments and other documents, and take such other measures as Sponsor reasonably requests, in order to perfect and enforce Sponsor’s rights in the Deliverables.

(c)

Service Provider Property.  Notwithstanding the foregoing, Service Provider will retain full ownership rights in and to all templates, programs, methodologies, know-how, trade secrets, patents, processes, the “Infosario” platform, the “Outcome” platform and other technologies and other materials developed by or for Service Provider and its Affiliates, including any improvements, modifications and enhancements thereto (collectively, with all associated intellectual property rights, the “Service Provider Property”), regardless of whether such Service Provider Property is used in connection with Service Provider’s performance of its obligations under this Agreement.  For the avoidance of doubt, Service Provider Property shall not include any Materials or Deliverables.  Service Provider will grant and does grant to Sponsor and its Affiliates a perpetual, non-exclusive, fully paid-up, worldwide license to use Service Provider Property as required for Sponsor and its Affiliates to use the Deliverables.

5.3

Work at Third Party Facilities. Service Provider agrees not to accept or use any funds, space, personnel, facilities, equipment or other resources of a third party in performing Services or take any other action that could result in a third party owning or having a right in any Deliverables.

5.4

Records; Records Storage.  Service Provider shall maintain all materials, data and documentation obtained or generated by Service Provider arising from or relating to the Services, including computerized records and files (collectively, the “Records”), in a secure area reasonably protected from fire, theft and destruction.  All Records will be the property of Sponsor.  Service Provider will not transfer, deliver or otherwise provide any Records to any party other than Sponsor or its Affiliates, without the prior written approval of Sponsor.  Service Provider shall maintain a disaster recovery plan, and Sponsor shall have an opportunity to review such plan.  For the avoidance of doubt, if Service Provider uses a Third Party to perform these Services, such Third Party shall be subject to the provisions of Section 2.4 hereof.

5.5

Record Retention.  At the conclusion of the applicable Work Order, Service Provider will promptly deliver Records to Sponsor or its designee, or dispose of the Records if so directed by Sponsor, unless the Records are required to be retained by Service Provider by applicable law or regulation or for insurance purposes.  In no event will Service Provider dispose of any Records without first giving Sponsor sixty (60) days’ prior written notice of its intent to do so.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

6.	Confidential Information.
6.1

Definition. “Confidential Information” means any and all (a) scientific, technical, financial or business information, or data, inventions or discoveries (whether patentable or copyrightable or not), (b) trade secrets or (c) proprietary information, ideas, gene sequences, cell lines, samples, media, chemical compounds, assays, biological materials, techniques, sketches, drawings, work of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulas related to the current, future and proposed products and services of each of the parties and including, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, clinical and scientific resources used, investors, employees, business and contractual relationships, business information and forecasts, sales, marketing plans and information a party may provide in whatever form (written, oral or visual) that is (i) furnished or made available by one party (the “Discloser”) to the other (the “Recipient”) or (ii) developed by Service Provider arising from or relating to the Services, in each case, regardless of whether such information is identified as proprietary or confidential at the time of disclosure. Confidential Information of Sponsor includes, without limitation, (A) Materials, Deliverables and Records; (B) development and marketing plans, regulatory and business strategies, financial information, and forecasts of Sponsor; (C) all information of third parties that Sponsor has an obligation to keep confidential; and (D) any information relating to the Sponsor’s study drug and other product candidates, clinical study, protocol, and this Agreement.

6.2

Obligations.  During the term of this Agreement and for a period of ten (10) years thereafter (and in the case of trade secrets, until such time as Discloser no longer treats such information as a trade secret), Recipient agrees to (a) hold in confidence all Discloser’s Confidential Information, and not disclose Discloser’s Confidential Information, except as expressly provided in Section 6.4, without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely to carry out Recipient’s rights or obligations under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to carry out Recipient’s rights or obligations under this Agreement, with all such reproductions being considered Discloser’s Confidential Information.

6.3	Data Protection.
(a)

The parties shall treat all individually-identifiable health information as Confidential Information in accordance with all applicable laws including, without limitation, the regulations of the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and any regulation and official guidelines (as amended from time to time) promulgated under that Act (“HIPAA”), the European Union Directive 95/46/EC (the “Directive”) of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data and any local jurisdiction data protection legislation enacting the Directive as appropriate, and other analogous local requirements.  Service Provider will monitor Sites in accordance with applicable data protection laws.

(b)

Service Provider shall at all times abide by all applicable privacy laws and regulations and its privacy policies.  If the Services will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Economic Area (“EEA”), then Sponsor shall serve as the controller of such data, as defined by the Directive, and Service Provider shall act only under the instructions of the Sponsor in regard to personal data.  If Sponsor is not based in the EEA, Sponsor must appoint a third party to act as its local data protection representative or arrange for a co-controller established in the EU for data protection purposes in order to comply with the Directive.

6.4

Permitted Disclosures.  Recipient may provide Discloser’s Confidential Information solely to its employees or contractors (but if Recipient is Service Provider, then solely to Service Provider Personnel who are in compliance with Section 3.4 hereof) on a need-to-know basis and solely as necessary to carry out Recipient’s rights or obligations under this Agreement; provided, that Recipient remains liable for the compliance of such employees or contractors (or if Service Provider is Recipient, the compliance of such Service Provider Personnel) with the terms of this Agreement.  If Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of Discloser’s Confidential Information, Recipient will give Discloser prompt written notice of such requirement or order and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure.  Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

6.5

Exceptions.  Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;
(b)	is in Recipient’s possession at the time of disclosure other than as a result of Recipient's breach of any legal obligation;
(c)	becomes known to Recipient on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or
(d)	is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.
7.	Indemnification, Insurance and Remedies.
7.1

Indemnification by Service Provider.  Service Provider will indemnify, defend and hold harmless Sponsor, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Sponsor Indemnitees”) against any third party claims, including [****] those claims, to the extent such claims arise out of or relate to (a) [****] performance of Services; (b) any Service Provider Indemnitee’s [****] in performing obligations under this Agreement; (c) [****] as described in Section [****] hereof; or (d) Service Provider’s breach of its obligations under this Agreement; provided, however, that Service Provider shall not indemnify Sponsor under this Section 7.1 for third party claims that result from (i) Sponsor’s breach of this Agreement; (ii) a Sponsor Indemnitee’s [****]; or (iii) a Site’s [****].

7.2

Indemnification by Sponsor.  Sponsor will indemnify, defend and hold harmless Service Provider, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Service Provider Indemnitees”) against any third party claims[****] those claims, to the extent such claims arise out of or relate to (a) [****] relating to or contained in the Deliverables; (b) any Sponsor Indemnitee’s [****] in performing obligations under this Agreement; (c) [****]; (d) Sponsor’s breach of its obligations under this Agreement; or (e) [****]; provided, however, that Sponsor shall not indemnify Service Provider under this Section 7.2 for third party claims that result from [****].

7.3

Indemnification Procedures.  Each party must notify the other party within ten (10) days after receipt of any claims made for which the other party might be liable under Section 7.1 or 7.2, as applicable.  The indemnifying party will have the sole right to defend, negotiate, and settle such claims.  The indemnified party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist in such defense; provided, however, that the indemnifying party will have final decision-making authority regarding all aspects of the defense of the claim.  The indemnified party will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party.  Neither party will be responsible or bound by any settlement of any claim nor suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent.  In the event that either party or any of its Affiliates, and its and their employees or agents,  is served with or becomes subject to any subpoena, order, judgment, discovery, proceeding, enforcement or other legal process relating to the actions or alleged misconduct of the other party (a “Legal Proceeding”), and which Legal Proceeding seeks disclosure of any documents or information, then the other party shall bear and/or reimburse the responding party for all reasonable third party fees, costs and expenses including reasonable attorneys’ fees associated with such Legal Proceeding. The foregoing expense reimbursement shall not apply to Legal Proceedings for which either party has an indemnification obligation under Sections 7.1 or 7.2 above.

7.4

Insurance.  Service Provider and Sponsor will carry, with financially sound and reputable insurers, insurance coverage (including workers’ compensation at or above the applicable statutory limits, comprehensive liability coverage with contractual liability, and professional liability/errors and omissions coverage and, in the case of Sponsor, clinical trials and/or product liability coverage of not less than [****] dollars [****]) with respect to the conduct of its business against loss from such risks and in such amounts as is customary for well-insured companies engaged in similar businesses and sufficient to support its obligations under this Agreement.  Upon the request of the insured party, the insuring party will provide the insured party with a Certificate of Insurance evidencing such coverage, and thirty (30) days advance written notice will be given to insured party of any material change or cancellation in coverage or limits.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

7.5

Remedies; Consequential Damages; Damages Cap.  In the event that any Services do not meet the specifications or other performance criteria agreed to by Service Provider and Sponsor in writing, then Service Provider will, at Sponsor’s option, promptly [****]; or (b) refund to Sponsor all amounts paid by Sponsor to Service Provider in connection with such Services, subject to the aggregate limitation of liability below. The provisions of this Section 7.5 are not exclusive, and Sponsor may seek any other right or remedy that it may have under this Agreement or otherwise.  Neither party, their Affiliates nor any of their respective directors, officers, employees, subcontractors or agents shall have any liability (including, without limitation, contract, negligence and tort liability) for any loss of profits, opportunities or goodwill or any type of indirect or consequential damages in connection with this Agreement or any Work Order or the Services. Except in connection with a party’s indemnification obligation hereunder, in no event shall the collective, aggregate liability (including, without limitation, contract, negligence and tort liability) of either party or its Affiliates, directors, officers, employees, subcontractors or agents under this Agreement [****] the amount of [****] including, without limitation, [****]. For the avoidance of doubt, [****].

8.	Expiration and Termination.
8.1

Expiration.  This Agreement will expire on the later of (a) three (3) years from the Effective Date or (b) the completion of all Services under all Work Orders executed by the parties.  This Agreement may be extended by mutual agreement of the parties or earlier terminated in accordance with Section 8.2 or 8.3.

8.2

Termination by Sponsor.  In the event of a material breach of this Agreement by Service Provider, Sponsor may terminate this Agreement or any Work Order upon [****] days written notice if such breach has not been substantially cured within the [****] day period.  Further, Sponsor may terminate this Agreement or a Work Order at any time upon [****] days’ prior written notice to Service Provider.

8.3

Termination by Service Provider.  Service Provider may terminate this Agreement or any Work Order if Sponsor fails to cure a material breach of this Agreement or of a Work Order within [****] days after receiving written notice from Service Provider of such breach.

8.4

Effect of Termination or Expiration.  Upon termination or expiration of this Agreement, neither Service Provider nor Sponsor will have any further obligations under this Agreement, or in the case of termination or expiration of a Work Order, under that Work Order, except that:

(a)

Service Provider will wind down and terminate all affected Services in progress in an orderly manner as soon as practical using best efforts to minimize further costs and in accordance with a schedule agreed to by Sponsor, unless Sponsor specifies in the notice of termination that Services in progress should be completed and Service Provider agrees to complete such Services;

(b)	Service Provider will deliver to Sponsor or, at Sponsor’s option, dispose of, any Materials in its possession or control and all Deliverables developed through termination or expiration;
(c)

Sponsor will pay Service Provider any monies due and owing Service Provider, up to the time of termination or expiration, for Services properly performed and all authorized expenses actually incurred (as specified in the applicable Work Order). In addition, Sponsor shall pay Service Provider for time spent by Service Provider Personnel to complete activities associated with the termination and close-out of the Services, including the fulfillment of any regulatory requirements;

(d)	Service Provider will promptly refund any monies paid in advance by Sponsor for Services not rendered;
(e)

Each Recipient will promptly return to the Discloser all of Discloser’s Confidential Information (including all copies) provided to Recipient under this Agreement or under any Work Order which has been terminated or has expired, except for one (1) copy which Recipient may retain solely to monitor Recipient’s surviving obligations of confidentiality and non-use and, in the case of Sponsor, to exercise all surviving rights of Sponsor under this Agreement; and

(f)	The terms and conditions under Sections 2.4, 2.5, 2.8, 3, 4.1, 4.2, 4.4, 4.6, 5, 6, 7, 8.4 and 9 will survive any such termination or expiration.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

9.	Miscellaneous.
9.1

Independent Contractor.  Service Provider is an independent contractor and not an agent or employee of Sponsor.  Service Provider will not in any way represent itself to be an agent, employee, partner or engaged in a joint venture of or with Sponsor, and Service Provider has no authority to obligate or bind Sponsor by contract or otherwise.  Service Provider has full power and authority to determine the means, manner and method of performance of Services.  Service Provider is responsible for, and will withhold and/or pay, any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of Service Provider’s employees and other Service Provider Personnel and no such employees or other Service Provider Personnel will be entitled to any benefits applicable to or available to employees of Sponsor.

9.2

Publicity.  Except to the extent required by applicable law or regulation or the rules of any stock exchange or listing agency, neither party will  make any public statement or release concerning this Agreement or the transactions contemplated by this Agreement or use the other party’s name or the name of such party’s  Affiliates  in any form of advertising, promotion or publicity, without obtaining prior written consent from the other party; provided, however, nothing in this Section 9.2 shall be construed to prohibit Sponsor from making any public statement regarding the design, progress, status, data, and results of any of its studies.

9.3

Notices.  All notices must be in writing and sent to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by prepaid certified or registered mail, return receipt requested; (c) by prepaid recognized express delivery service; or (d) by electronic mail with confirmation of delivery and receipt.  Notices will be effective upon receipt or at a later date stated in the notice.

To Sponsor:	Akebia Therapeutics, Inc.
245 First Street
Suite 1100
Cambridge, MA 02142
Attention: Chief Medical Officer
cc: General Counsel
To Service Provider:	Quintiles, Inc.
4820 Emperor Blvd.
Durham, NC 27703
Attention: Office of General Counsel
9.4

Assignment.  Except as expressly provided in Section 2.4 hereof, Service Provider may not assign, delegate or transfer its obligations under this Agreement, in whole or in part, without the prior written consent of Sponsor, and any attempted assignment, delegation or transfer by Service Provider without such consent will be void.  Sponsor may not assign, delegate or transfer this Agreement in whole or in part without consent of Service Provider.  No assignment, delegation or transfer will relieve either party of the performance of any accrued obligation that such party may then have under this Agreement.

9.5

Entire Agreement.  This Agreement, and any fully-signed Work Orders, Change Orders or Change Notifications as well as the sample Work Order mutually agreed upon by the parties, each of which are incorporated into this Agreement, constitute the entire agreement between the parties with respect to the specific subject matter of this Agreement and all prior agreements, oral or written, with respect to such subject matter are superseded, provided, however, that the provisions of such agreements intended to survive following expiration or termination shall survive in accordance with their terms.  Each party confirms that it is not relying on any representations or warranties of the other party except as specifically set forth in this Agreement.  If there is any conflict, discrepancy or inconsistency between the terms of this Agreement and any Work Order, Change Order or Change Notification, purchase order or other form used by the parties, the terms of this Agreement will control.

9.6	No Modification. This Agreement may be changed only by a writing signed by authorized representatives of each party.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

9.7

Severability; Reformation.  Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part.  If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

9.8

Governing Law. This Agreement and any disputes arising out of or relating to this Agreement will be governed by, construed and interpreted in accordance with the internal laws of Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction.  The parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain protocol, done at Vienna on April 11, 1980.

9.9

Jurisdiction; Venue.  Any legal action or proceeding concerning the validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, or related matters will be brought exclusively in the courts of the Commonwealth of Massachusetts in the County of Middlesex or of the United States of America for the District of Massachusetts.  All parties consent to the exclusive jurisdiction of those courts and waive any objection to the propriety or convenience of such venues.

9.10

Dispute Resolution.  If a dispute arises between the parties relating to this Agreement, the parties shall meet in good faith to discuss and resolve the dispute.  If the parties cannot resolve the dispute within thirty (30) days, senior management representatives of each party will meet in good faith to resolve the dispute.  If the dispute remains unresolved after attempted resolution by senior management representatives of the parties as described above, then each party will be free to pursue any available remedy at law or in equity.  Each party will bear its own legal fees and any costs incurred under this Section 9.10.  Nothing in this Section 9.10 shall be interpreted to (i) modify either party’s termination rights in Section 8; or (ii) prohibit the Chief Executive Officer (“CEO”) of either party from reaching out to the CEO of the other party at any time to attempt to resolve the dispute.

9.11

Waivers.  Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving party, as applicable.

9.12

Force Majeure.  In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, power failure, restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.  Service Provider will use reasonable commercial efforts to select Sites in countries with stable economic and political environments.

9.13

No Strict Construction; Headings; Interpretation.  This Agreement has been prepared jointly and will not be strictly construed against either party.  The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.  The words “include,” “includes” and “including” when used in this Agreement are deemed to be followed by the phrase “but not limited to”.

9.14

Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, each party has caused this Master Services Agreement to be executed by its duly authorized representative as of the Effective Date.

AKEBIA THERAPEUTICS, INC.		QUINTILES, INC.

By:	/s/ John P. Butler	By:	/s/ Charlotte T. Oehman
Print Name:	John P. Butler	Print Name:	Charlotte T. Oehman
Title:	President and Chief Executive Officer	Title:	Vice President and Senior AssociateGeneral Counsel

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Appendix A

SAMPLE CHANGE NOTIFICATION

CHANGE NOTIFICATION # [ ___]

When a change in scope of a project is necessary, Service Provider will generate a Change Notification in accordance with Section 2.2 of the Agreement.  The Change Notification will be submitted to the Sponsor Representative.  The Sponsor Representative must sign the Change Notification authorizing the work or request that a formal Change Order be processed.  Either a Change Notification or formal Change Order authorizing the additional work must be approved in writing by Sponsor prior to Service Provider beginning work and incurring fees on such additional tasks.  Service Provider will maintain a current Change Notification log as attached to this Change Notification request form.

Date of Request:	Originally Requested by:
☐ Service Provider ☐ Sponsor
Sponsor Study Number:
Sponsor Representative:
Service Provider Project Leader:

Description of the scope of change(s), and any anticipated impact to project timeline. Include start and stop dates for the new work being proposed. Attach documentation if necessary.

Work Order # ___________

Sponsor Approval (Check one):

☐  Sponsor authorizes Service Provider to begin the requested work immediately, up to $__________, (inclusive of labor fees and expenses). Service Provider will provide a full cost estimate for this request within [****] days of receipt of Change Notification.

☐  Pursuant to Section 2.2 of the Agreement, Service Provider may not begin work on the above request until Service Provider delivers and Sponsor approves a formal Work Order. Service Provider will provide a full cost estimate for this request to Sponsor when it submits the Work Order to Sponsor for review and approval.  Service Provider and Sponsor will negotiate the Work Order and applicable attachments.

☐  Pursuant to Section 2.3 of the Agreement, Service Provider may not begin work on the above request until Service Provider delivers and Sponsor approves a formal Change Order. Service Provider will provide a full cost estimate for this request to Sponsor when it submits the Change Order to Sponsor for review and approval.  Service Provider and Sponsor will negotiate the Change Order and applicable attachments.

☐  Service Provider is requested to commence with the above-detailed work immediately.

☐  Sponsor does not want to proceed with the commencement of the tasks set forth above under any conditions.

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

AGREED TO AND ACCEPTED BY:

AKEBIA THERAPEUTICS, INC.	QUINTILES, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Sample Change Notification Log

Change Notification #	Work Order #	Change Order #	Fee/ Expense	Description	Unit of Measure	Unit Price	# of Units	Total Cost

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL

Appendix B

SAMPLE CHANGE ORDER

CHANGE ORDER # [ ___]

Date of Request:	Requested by:
☐ Service Provider ☐ Sponsor
Sponsor Study Number:
Sponsor Representative:
Service Provider Project Leader:

This Change Order serves to document a revision to Work Order # ________(dated ______________) to the Master Service Agreement between Akebia Therapeutics Inc. (“Sponsor”) and Quintiles, Inc. (“Service Provider”), with an effective date of May     , 2015 (the “Agreement”).   The details of the additional scope of work and the associated project costs covered in this Change Order are as follows:

Description of the scope of change(s), all Change Notifications encompassed by this Change Order and any anticipated impact to project timeline.  Include additional cost breakdown including pass through costs, start and stop dates for the new work being proposed.  Attach documentation if necessary.

All terms and conditions of the Agreement will apply to this Change Order.  In the event of any conflict between this Change Order and the terms of the Agreement, the terms of the Agreement will control. This Change Order may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.  A facsimile or portable document format (“.pdf”) copy of this Change Order, including the signature pages, will be deemed an original.

AGREED TO AND ACCEPTED BY:

AKEBIA THERAPEUTICS, INC.	QUINTILES, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date:

[***] Portions of this exhibit have been redacted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.